Exhibit 21

Active Subsidiaries of Registrant
Name	State of Organization

Zieman Manufacturing Company	California
Lippert Components, Inc.	Delaware
Lipper Components International Sales, Inc.	Delaware
Lippert Components Manufacturing, Inc.	Delaware
LCI Service Corp.	Indiana
KM Realty, LLC	Indiana
KM Realty II, LLC	Indiana
LCM Realty, LLC	Indiana
LCM Realty II, LLC	Indiana
LCM Realty III, LLC	Indiana
LCM Realty IV, LLC	Indiana
LCM Realty VI, LLC	Indiana
LCM Realty VII, LLC	Indiana
LCM Realty VIII, LLC	Indiana
LCM Realty IX, LLC	Indiana
LCM Realty X, LLC	Indiana
LCM Realty XI, LLC	Indiana
LCI Italy, S.r.l.	Italy
Project 2000, S.r.l.	Italy
Sessa Klein S.p.A.	Italy
Innovative Design Solutions, Inc.	Michigan
LCM Realty V, LLC	Michigan
Lippert Components Canada, Inc.	Quebec, Canada
Kinro Texas, Inc.	Texas